$23,205,000 LETTER OF CREDIT

FACILITY AGREEMENT
BETWEEN

STRAITS OFFSHORE LTD.,

as Account Party,
AND

HSH NORDBANK AG, NEW YORK BRANCH,

as L/C Provider

as of July 31, 2008

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INDEX
PAGE

1. DEFINITIONS                                                                                                                                                                           1
1.1            Defined Terms                                                                                                                                             1
1.2            Computation of Time Periods; Other Definitional Provisions                                                              13
1.3            Accounting Terms                                                                                                                                      13
1.4            Certain Matters Regarding Materiality                                                                                                    13
1.5            Forms of Documents                                                                                                                                  13
2. LETTER OF CREDITS                                                                                                                                                            14
2.1            Issuance of the Letter of Credit                                                                                                               14
2.2            Payment Obligation; Interest                                                                                                                   14
2.3            Fees                                                                                                                                                              15
2.4            Increased Cost                                                                                                                                            15
2.5            Illegality                                                                                                                                                       16
2.6            Substitution of L/C Provider                                                                                                                    17
2.7            General Provisions as to Payment                                                                                                           17
2.8            Obligations Absolute                                                                                                                                17
2.9            Determination of Losses                                                                                                                           18
2.10 Collateral Account                                                                                                                                              18
3. REPRESENTATIONS AND WARRANTIES                                                                                                                      18
3.1            Representations and Warranties                                                                                                              18
4. CONDITIONS PRECEDENT                                                                                                                                                   23
4.1            Conditions Precedent to Issuance of Letter of Credit                                                                           23
5. PAYMENTS                                                                                                                                                                             25
5.1            Place of Payments, No Set Off                                                                                                                  25
5.2            Tax Credits                                                                                                                                                   26
5.3            Right of Setoff                                                                                                                                             26
6. EVENTS OF DEFAULT                                                                                                                                                          27
6.1            In the event that any of the following events shall occur and be continuing:                                 27
6.2            Indemnification                                                                                                                                           29
6.3            Application of Moneys                                                                                                                             30
7. COVENANTS                                                                                                                                                                           30

7.1            Affirmative Covenants                                                                                                                              30

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7.2            Negative Covenants                                                                                                                                       35
7.3            Financial Covenants                                                                                                                                       36
36
8. CURRENCY INDEMNITY                                                                                                                                                           37
8.1            Currency Conversion                                                                                                                                      37
8.2            Change in Exchange Rate                                                                                                                              37
8.3            Additional Debt Due                                                                                                                                      37
8.4            Rate of Exchange                                                                                                                                            37
9. EXPENSES                                                                                                                                                                                    37
9.1            Expenses                                                                                                                                                           37
10. INDEMNIFICATION                                                                                                                                                                38
10.1 Indemnification                                                                                                                                                        38
11. MISCELLANEOUS                                                                                                                                                                    38
11.1 Time of Essence                                                                                                                                                       38
11.2 Prior Agreements, Merger                                                                                                                                      39
11.3 USA Patriot Act Notice; OFAC and Bank Secrecy Act                                                                                     39
11.4 Further Assurances                                                                                                                                                 39
11.5 Remedies Cumulative and Not Exclusive; No Waiver                                                                                        39
11.6 Successors and Assigns                                                                                                                                         40
11.7 Waiver; Amendment                                                                                                                                                40
11.8 Invalidity                                                                                                                                                                    40
11.9 Notices                                                                                                                                                                        40
11.10 Counterparts; Electronic Delivery                                                                                                                         41
11.11 References                                                                                                                                                                41
11.12 Headings                                                                                                                                                                  41
12. APPLICABLE LAW, JURISDICTION AND WAIVER                                                                                                         41
12.1 Applicable Law                                                                                                                                                        41
12.2 Jurisdiction                                                                                                                                                                41
12.3 WAIVER OF IMMUNITY                                                                                                                                      42
12.4 WAIVER OF JURY TRIAL                                                                                                                                      42

EXHIBITS

A                   Form of Letter of Credit
B                   Form of Guaranty
C                   Form of Pledge Agreement
D                   Form of Assignment of MOA, Shipbuilding Contract and Refund Guarantee
E                   Form of Notice of Issuance
F                   Form of Compliance Certificate

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LETTER OF CREDIT
FACILITY AGREEMENT

THIS LETTER OF CREDIT FACILITY AGREEMENT dated as of July 31, 2008 (this "Agreement") is made by and among (i) STRAITS OFFSHORE LTD., a company incorporated under the laws of the British Virgin Islands, as account party (the "Account Party") and (ii) HSH NORDBANK AG, NEW YORK BRANCH, as letter of credit provider (the "L/C Provider").

WHEREAS, the Account Party, as buyer, has entered into a Memorandum of Agreement (the "MOA"), dated July 1, 2008, with Nordic Maritime Pte Ltd. (the "Seller"), as seller pursuant to which the Account Party has agreed to purchase a new building accommodation barge having builder's Hull No. 1150 (the "Vessel") to be constructed by NGV Tech SDN BHD (the "Beneficiary") at its Shipyard in Sijangkang, Malaysia and to be delivered on September 30, 2009 or, with extensions, no later than June 30, 2010 pursuant to a Shipbuilding Contract dated April 11, 2008 (as same may be concurrently or hereafter assigned to the Account Party and as otherwise amended from time to time, the "Shipbuilding Contract") between the Seller and the Beneficiary;

WHEREAS, under the terms of the MOA, it is required that the Account Party obtain a letter of credit issued in favor of the Beneficiary (the "Letter of Credit") in the amount of Twenty Three Million Two Hundred Five Thousand United States Dollars ($23,205,000) (the "L/C Amount") for the purpose of supporting the Final Delivery Payment to the Beneficiary for the Vessel pursuant to the Shipbuilding Contract;

WHEREAS, the Account Party has requested the L/C Provider to issue the Letter of Credit; and

WHEREAS, the L/C Provider is willing to issue the Letter of Credit based on the terms and conditions of this Agreement.

NOW, THEREFORE, the parties hereto agree as follows: WITNESSETH THAT: 1.DEFINITIONS

1.1            Defined Terms. In this Agreement the words and expressions specified below shall, except where the context otherwise requires, have the meanings attributed to them below:

"Acceptable Accounting Firm" means Ernst & Young, or such other recognized international accounting firm as shall be approved by the L/C Provider, such approval not to be unreasonably withheld;

"Account Party" "Acquisition"

has the meaning ascribed thereto in the Preamble to this Agreement;

means any transaction or series of transactions by which the Account Party acquires, either directly or through an

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"Affiliate" "Agreement"
"Assignment Notice(s)" "Banking Day(s)"
Affiliate or Subsidiary or otherwise, (x) any or all of the stock or other securities of any class of any Person or (y) a substantial portion of the assets, or a division or line of business of any Person;

means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person. For the purposes of this definition, "control" (including, with correlative meanings, the terms "controlled by" and "under common control with") as applied to any Person means the possession directly or indirectly of the power to direct or cause the direction of the management and policies of that Person whether through ownership of voting securities or by contract or otherwise;

means this Agreement as such term is used in the Preamble hereto as the same shall be amended, modified or supplemented from time to time;

"Applicable Rate"	means a rate equal to the LIBOR Rate for overnight deposits plus 3.65% per annum;

"Assignment of MOA,                                                    means the assignment of the MOA, the Shipbuilding
Shipbuilding Contract and                                                    Contract and the Refund Guarantee made by the Account
Refund Guarantee"	Party in favor of the L/C Provider substantially in the form of Exhibit D;

means the notices with respect to the Assignment of MOA, Shipbuilding Contract and Refund Guarantee substantially in the form set out in Exhibits 1(A), 1(B) and 1(C) thereto;

means day(s) on which banks are open for the transaction of business of the nature required by this Agreement in New York, New York and London, England;

"Beneficiary"	has the meaning ascribed thereto in the Preamble to this Agreement;

"Capital Lease Obligations" means the obligations of any Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP;

"Cash and Cash Equivalents"                                                    means, in respect of the Guarantor and its Subsidiaries, and at any time:

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(i) cash in hand or on deposit with any acceptable bank available for cash management purposes;

(ii) investment grade certificates of deposit or investment grade marketable debt securities, maturing within one (1) year after the relevant date of calculation; or

(iii) any other instrument, security or investment approved by the L/C Provider,

in each case, to which each of the Guarantor and its Subsidiaries is beneficially entitled at that time and which is capable of being applied against the Total Debt;

"Change in Control" means with respect to the Account Party, that the Guarantor, shall own, at any time, legally or beneficially, less than 100% of the ownership interest of Account Party (no matter how evidenced), as adjusted from time to time pursuant to any non-cash dividend or distribution or recapitalization or reclassification of the capital of such company; or (b) the shareholders of the Account Party or the Guarantor shall at any time approve any plan or proposal for the liquidation or dissolution of the Account Party or the Guarantor, as the case maybe;

"Code" means the Internal Revenue Code of 1986, as amended, and any successor statute and regulations promulgated thereunder;

"Collateral Account"	means the cash collateral account described in Section 2.10; or such other account designated by the L/C Provider;

"Compliance Certificate" means a certificate in the form set out in Exhibit F, or in such other form as the L/C Provider may agree, certifying the compliance by the Security Parties with all of the covenants contained herein and showing the calculations thereof, which certificate shall be executed and delivered by the Financial Officer of the Guarantor to the L/C Provider from time to time;

"Consent and Agreement"	means the consent and agreement relating to this Agreement to be executed by the Guarantor in the form attached hereto;

"Date of Issuance"                                                    means the date on which the Letter of Credit is issued pursuant to Section 2.1;

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"Default" means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default;

"Dollars" and the sign "$" means the legal currency, at any relevant time hereunder, of the United States of America and, in relation to all payments hereunder, in same day funds settled through the New York Clearing House Interbank Payments System (or such other Dollar funds as may be determined by the L/C Provider to be customary for the settlement in New York City of banking transactions of the type herein involved);

"Environmental Affiliate" means any person or entity, the liability of which for Environmental Claims the Account Party may have assumed by contract or operation of law;
"Environmental Approvals"                                                   shall have the meaning ascribed thereto in Section 3.1(u);
"Environmental Claim"                                                   shall have the meaning ascribed thereto in Section 3.1(u);
"Environmental Laws"                                                   shall have the meaning ascribed thereto in Section 3.1(u);
"Event(s) of Default"                                                   means any of the events set out in Section 6;

"Final Delivery Payment" means the last payment to be made by the Account Party or the Seller, as the case may be, to the Beneficiary pursuant to the Shipbuilding Contract in respect of the delivery of the Vessel;

"Financial Officer"	means the chief financial officer, principal accounting officer, treasurer or corporate controller of a Security Party;

"GAAP"
"Governmental Authority"

"Guarantee Obligation"

has the meaning ascribed thereto in Section 1.3;

means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government;

means, as to any Person, any obligation of such Person guaranteeing or in effect guaranteeing any Indebtedness, lease, dividend or other obligation (the "primary obligations") of any other Person (the "primary obligor") in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent (a) to purchase any such primary obligation or

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"Guaranty" "Indebtedness"
any property constituting direct or indirect security therefor, (b) to advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor or to permit the primary obligor to meet financial covenants, (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (d) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof, including, without limitation contingent obligations with respect to performance and other similar bonds and instruments whether secured or unsecured; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith;

"Guarantor"	means B+H Ocean Carriers Ltd., a company incorporated under the laws of the Republic of Liberia;

means the guaranty by the Guarantor in favor of the L/C Provider guaranteeing the payment of the L/C Amount substantially in the form set out in Exhibit B;

of any Person means, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (e) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (g) all

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"L/C Amount" "L/C Provider" "Letter of Credit"
"LIBOR Rate" "Lien"
Guarantee Obligations of such Person with respect to Indebtedness of others, (h) all Capital Lease Obligations of such Person, (i) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty and (j) all obligations, contingent or otherwise, of such Person in respect of bankers' acceptances. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person's ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

"Interest Rate Agreements" means any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement or other similar agreement or arrangement designed to protect the Account Party or any of its Subsidiaries against fluctuations in interest rates to or under which the Account Party or any of its Subsidiaries is a party or a beneficiary on the date of this Agreement or becomes a party or a beneficiary hereafter;

has the meaning ascribed thereto in the Preamble to this Agreement;

has the meaning ascribed thereto in the Preamble to this Agreement;

means the irrevocable letter of credit in the maximum stated amount of the L/C Amount referred to in the Recitals of this Agreement, to be issued by the L/C Provider to the Beneficiary pursuant to this Agreement, substantially in the form of Exhibit A, as amended and in effect from time to time and any letter of credit substituted therefor pursuant to Section 2.7;

shall mean the London Interbank Offered Rate ("LIBOR") as set and published by the British Banker's Association ("BBA"), as obtained by the L/C Provider from a wire that is sent through Bloomberg, L.P. which rate is based by BBA on an average of the Interbank Offered Rates for Dollar deposits in the London market based on quotes from designated banks in the London market;

means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a

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vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities;

"Material Adverse Effect" means a material adverse effect on (a) the business, assets, operations, prospects or condition, financial or otherwise, of any Security Party and its respective Subsidiaries taken as a whole, (b) the ability of any Security Party to perform any of its obligations under this Agreement or any of the other Transaction Documents to which it is a party or (c) the rights of or benefits available to the L/C Provider under this Agreement or any of the Transaction Documents;

"Materials of Environmental                                                    has the meaning ascribed thereto in Section 3.1(u); Concern"

"MOA"	has the meaning ascribed thereto in the Preamble to this Agreement;
"Notice of Issuance"                                                    shall have the meaning set forth in Section 2.1(b);

"Payment Obligations" means, as of any date, the obligations of the Account Party then outstanding and unpaid to pay to the L/C Provider pursuant to Section 2.2 (including, without limitation, payment of the Pre-Delivery Deposit);

"Permitted Encumbrances"                                                    means:

(a) Liens imposed by law for taxes that are not yet due or are being contested in compliance with Section 7.1(g);

(b) carriers', warehousemen's, mechanics', materialmen's, repairmen's and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 30 days or are being contested in compliance with Section 7.1(g);

(c) pledges and deposits made in the ordinary course of business in compliance with workers' compensation, unemployment insurance and other social security laws or regulations;

(d) deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal
(a)

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bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

(e) easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Account Party, or any Subsidiary;
(f) Permitted Maritime Liens; and
(g) Liens on the Vessel in favor of the L/C Provider;

provided that the term "Permitted Encumbrances" shall not include any Lien securing Indebtedness (other than under clause (g) above);

"Permitted Maritime Liens" means any seaman's wage liens (including those of masters) for wages, maintenance and cure, salvage and general average liens, stevedore's wages, tort liens (including personal injury and death) and liens for necessaries, all of the foregoing liens which are either unclaimed or covered by insurance (other than, and after giving effect to, any deductibles that the Account Party may have on such insurance); provided, that, once any such lien is claimed, the Account Party shall be permitted to contest any such lien in good faith by appropriate action promptly initiated and diligently conducted, if (i) such reserve as shall be required by GAAP shall be made therefor and (ii) the Account Party shall have arranged for a bond or insurance (other than, and after giving effect to, any deductibles that the Account Party may have on such insurance) related to such lien in a manner that is satisfactory to L/C Provider in accordance with law and (iii) such lien does not involve any risk of seizure or sale of the Vessel;

"Person" means any individual, sole proprietorship, corporation, partnership (general or limited), limited liability company, business trust, bank, trust company, joint venture, association, joint stock company, trust or other unincorporated organization, whether or not a legal entity, or any government or agency or political subdivision thereof;

"Pre-Delivery Deposit"                                                    has the meaning ascribed thereto in Section 2.2(a);

"Pledge Agreement"	means the pledge of common shares of the Account Party to be executed by the Guarantor, as pledgor, in favor of the L/C

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has the meaning ascribed thereto in the Preamble to this Agreement;

has the meaning ascribed thereto in the Preamble to this Agreement;

means, with respect to any Person, any business entity of which more than 50% of the outstanding voting stock is owned directly or indirectly by such Person and one or more other Subsidiaries of such Person;
"Taxes" "Total Debt"
Provider pursuant to Section 4.1(c) hereof substantially in the form of Exhibit C;

"Refund Guarantee" means that certain guarantee issued by the Refund Guarantor in favor of the Seller in connection with payments made to the Beneficiary under the Shipbuilding Contract, as assigned to the Account Party pursuant to an assignment agreement dated July 29, 2008;

"Refund Guarantor"                                                    means Malayan Banking Berhad, a company organized under the laws of Malaysia;

"Requirements of Law" means, as to any Person, the certificate of incorporation and by-laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject;

"Security Documents" means the Pledge Agreement, the Assignment of MOA, Shipbuilding Contract and Refund Guarantee (and the Assignment Notices with respect thereto), the Guaranty, and any other documents that may be executed as security for the Account Party's obligations hereunder;

"Security Party(ies)"	means each of the Account Party and the Guarantor or both of them;
"Seller"
"Shipbuilding Contract" "Subsidiary"

means any present or future income or other taxes, levies, duties, charges, fees, deductions or withholdings of any nature now or hereafter imposed, levied, collected, withheld or assessed by any taxing authority whatsoever;

means, on a consolidated basis, the aggregate book value of all provisions, other long term liabilities and current liabilities of the Guarantor (on a consolidated basis);

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(a) Due Organization and Power. Each Security Party is duly formed and validly existing in good standing under the laws of its jurisdiction of incorporation, has duly qualified and is authorized to do business as a foreign corporation in each jurisdiction wherein the nature of the business transacted thereby makes such qualification necessary, has full power to carry on its business as now being conducted and to enter into and perform its obligations under the Transaction Documents to which it is or is to be a party, and has complied with all statutory, regulatory and other requirements relative to such business and such agreements the noncompliance with which could reasonably be expected to have a material adverse effect on its business, assets or operations, or condition (financial or otherwise);

(b) Authorization and Consents. All necessary corporate action has been taken to authorize, and all necessary consents and authorizations have been obtained and remain in full force and effect to permit each Security Party to enter into and perform its obligations under the Transaction Documents to which it is a party and to make all payments required under this Agreement and, as of the date of this Agreement, no further consents or authorizations are necessary for the repayment of the obligations under this Agreement;

(c) Filings, etc. Other than the filing of UCC Financing Statements in the District of Columbia in respect of the Assignments, and the payment and filing or recording fees consequent thereto, it is not necessary for the legality, validity, enforceability or admissibility into evidence of this Agreement or any of the Transaction Documents that any of them or any document relating thereto be registered, filed, recorded or enrolled with any court or authority in any relevant jurisdiction or that any stamp, registration or similar Taxes be paid on or in relation to this Agreement or any of the Transaction Documents;

(d) Binding Obligations. The Transaction Documents to which it is a party constitute or, when executed and delivered, will constitute, legal, valid and binding obligations of each Security Party enforceable thereagainst in accordance with their terms, except to the extent that such enforcement may be limited by equitable principles, principles of public policy or applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting generally the enforcement of creditors' rights;

(e) No Violation. The execution and delivery of, and the performance of the provisions of, the Transaction Documents to which it is a party by each Security Party , do not, and will not during the term of this Agreement, contravene (i) any applicable law, regulation or judicial order existing at the date hereof, (ii) any material agreement or document to which each such Security Party is a party or which is binding upon it or any of its assets, or (iii) its articles of incorporation or by-laws (or equivalent documents), nor will it result in the creation or imposition of any Lien or any other security interest of any kind on the assets of such Security Party (except for those in favor of the L/C Provider) pursuant to the provisions of any such agreement or document;

(f) No Immunity. No Security Party and no assets of any Security Party are entitled to immunity on the grounds of sovereignty or otherwise from any legal action or proceeding (which shall include, without limitation, suit, attachment prior to judgment, execution or other enforcement);

(g) Litigation. No action, suit or proceeding is pending or threatened against any Security Party before or by any court, board of arbitration or administrative agency which has a

(a)

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reasonable likelihood of resulting in any material adverse change in the business or condition (financial or otherwise) of such Security Party;

(h) No Default. No Security Party is in default under any agreement by which it is bound, and no Security Party is it default in respect of any financial commitment or obligation;

(i) Financial Statements. Except as otherwise disclosed in writing to the L/C Provider on or prior to the date hereof, all information and other data furnished by the Security Parties to the L/C Provider are complete and correct, and all financial statements furnished by the Security Parties have been prepared in accordance with GAAP and accurately and fairly present the financial condition of the parties covered thereby as of the respective dates thereof and the results of the operations thereof for the period or respective periods covered by such financial statements. Since such date or dates there has been no material adverse change in the financial condition or results of the operations of any of such parties and none thereof has any contingent obligations, liabilities for taxes or other outstanding financial obligations which are material in the aggregate except as disclosed in such statements, information and data. The fiscal year of each Security Party is the twelve months ending December 31 of each year;

(j) Tax Returns and Payments. Each Security Party has filed all tax returns required to be filed thereby and has paid all taxes payable thereby which have become due, other than those not yet delinquent or the nonpayment of which would not have a material adverse effect on such Security Party, and except for those taxes being contested in good faith and by appropriate proceedings or other acts and for which adequate reserves have been set aside on its books;

(k) Insurance. Each Security Party has insured its properties and assets against such risks and in such amounts as are customary for companies engaged in similar businesses;
(1)            [Intentionally Omitted.];

(m) Offices. The chief executive office and chief place of business of each Security Party, and the office in which the financial records relating to the Vessel are kept is, and will continue to be, located at Palm Grove House, Road Town, Tortola, British Virgin Islands with respect to the Account Party and at 3rd Floor Par La Ville Place, 14 Par La Ville Road, Hamilton HM 11, Bermuda with respect to the Guarantor;

(n) Foreign Trade Control Regulations. None of the transactions contemplated herein will violate the provisions of any statute or regulation enacted to prohibit or limit economic transactions with foreign Persons including, without limitation, the Foreign Assets Control Regulations of the United States of America (Title 31, Code of Federal Regulations, Chapter V, Part 500, as amended), any of the provisions of the Cuban Assets Control Regulations of the United States of America (Title 31, Code of Federal Regulations, Chapter V, Part 515, as amended), any of the provisions of the Iranian Transaction Regulations of the United States of America (Title 31, Code of Federal Regulations, Chapter V, Part 560, as amended), any of the provisions of the Iraqi Sanctions Regulations (Title 31, Code of Federal Regulations, Chapter V, Part 575, as amended) or any of the provisions of the Regulations of the United States of America Governing Transactions in Foreign Shipping of Merchandise (Title 31, Code of Federal Regulations, Chapter V, Part 505, as amended);

(m)

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(o) Liens. Other than as disclosed herein, there are no Liens of any kind on any property owned by the Account Party other than those Liens created pursuant to this Agreement or the Transaction Documents or permitted thereby;

(p) Payment Free of Taxes. All payments made or to be made by each Security Party under or pursuant to this Agreement or the Transaction Documents shall be made free and clear of, and without deduction or withholding for an account of, any Taxes;

(q) No Proceedings to Dissolve. There are no proceedings or actions pending or contemplated by any Security Party or, to the best knowledge of each such Security Party, contemplated by any third party, to dissolve or terminate such Security Party;

(r) Solvency. On the date of this Agreement, in the case of each Security Party (a) the sum of its assets, at a fair valuation, does and will exceed its liabilities, including, to the extent they are reportable as such in accordance with GAAP, contingent liabilities, (b) the present fair market salable value of its assets is not and shall not be less than the amount that will be required to pay its probable liability on its then existing debts, including, to the extent they are reportable as such in accordance with GAAP, contingent liabilities, as they mature, (c) it does not and will not have unreasonably small working capital with which to continue its business and (d) it has not incurred, does not intend to incur and does not believe it will incur debts beyond its ability to pay such debts as they mature;

(s) Not an Investment Company. No Security Party is an "investment company" within the meaning of the Investment Company Act of 1940, as amended;

(t) Equity Ownership. The Guarantor owns 100% of the Account Party. On the Date of Issuance, the Account Party will not own any shares of capital stock, partnership interest or other direct or indirect equity interest in any corporation, partnership or other entity;

(u) Environmental Matters. Except as heretofore disclosed in writing to L/C Provider (i) each Security Party will, when required, be in compliance with all applicable United States federal and state, local, foreign and international laws, regulations, conventions and agreements relating to pollution prevention or protection of human health or the environment (including, without limitation, ambient air, surface water, ground water, navigable waters, waters of the contiguous zone, ocean waters and international waters), including, without limitation, laws, regulations, conventions and agreements relating to (1) emissions, discharges, releases or threatened releases of chemicals, pollutants, contaminants, wastes, toxic substances, hazardous materials, oil, hazardous substances, petroleum and petroleum products and by-products ("Materials of Environmental Concern"), or (2) the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern ("Environmental Laws"); (ii) each Security Party will, when required, have all permits, licenses, approvals, rulings, variances, exemptions, clearances, consents or other authorizations required under applicable Environmental Laws ("Environmental Approvals") and will, when required, be in full compliance with all Environmental Approvals required to operate their business as then being conducted; (iii) no Security Party has received any notice of any claim, action, cause of action, investigation or demand by any person, entity, enterprise or government, or any political subdivision, intergovernmental body or agency, department or instrumentality thereof, alleging potential liability for, or a requirement to incur, investigatory costs, cleanup costs, response and/or remedial costs (whether incurred by a

(o)

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governmental entity or otherwise), natural resources damages, property damages, personal injuries, attorneys' fees and expenses, or fines or penalties, in each case arising out of, based on or resulting from (1) the presence, or release or threat of release into the environment, of any Materials of Environmental Concern at any location, whether or not owned by such person, or (2) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law or Environmental Approval ("Environmental Claim") (other than Environmental Claims that have been fully and finally adjudicated or otherwise determined and all fines, penalties and other costs, if any, payable by such Security Party in respect thereof have been paid in full or are fully covered by insurance (including permitted deductibles)); (iv) there are no circumstances that may prevent or interfere with such full compliance in the future; and (v) except as heretofore disclosed in writing to the L/C Provider there is no Environmental Claim;

(v) Pending or Threatened Environmental Claims. Except as heretofore disclosed in writing to the L/C Provider there is no Environmental Claim pending or threatened against any Security Party or past or present actions, activities, circumstances, conditions, events or incidents, including, without limitation, the release, emission, discharge or disposal of any Materials of Environmental Concern, that could form the basis of any Environmental Claim against such Security Party;

(w) Permitted Indebtedness. The Account Party has no outstanding indebtedness other than any indebtedness evidenced by this Agreement;

(x) Survival. All representations, covenants and warranties made herein and in any certificate or other document delivered pursuant hereto or in connection herewith shall survive the issuance of the Letter of Credit;

(y) No Default. No Security Party is in default under any agreement by which it is bound, or is in default in respect of any financial commitment or obligation, in each case, which could or might result in any Material Adverse Effect; and

(z) Title. The Account Party has and at all times will defend and continue to have good and marketable title to all of its properties, free and clear of all Liens subject only to Permitted Liens and the Guarantor has and at all times will defend and continue to have good and marketable title to all shares of common stock and other equity interests in the Account Party, free and clear of all Liens except Liens in favor of the L/C Provider.

4.           CONDITIONS PRECEDENT

 4.1 Conditions Precedent to Issuance of Letter of Credit. The obligation of the L/C Provider to issue the Letter of Credit to the Beneficiary under this Agreement shall be expressly subject to the following conditions precedent:

(a) the L/C Provider shall have received the following documents in form and substance satisfactory to the L/C Provider and its counsel:

(i) copies, certified as true and complete by an officer of each Security Party of the resolutions of each such company's board of directors (and, if any necessary under appropriate law, shareholders) evidencing approval of the

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Transaction Documents to which such company is or is to be a party and authorizing an appropriate officer or officers or attorney-in-fact or attorneys-in-fact to execute the same on its behalf;

(ii)
copies, certified as true and complete by an officer of each Security Party, of all documents evidencing any other necessary action (including actions by such parties thereto other than such Security Party as may be required by the L/C Provider), approvals or consents with respect to this Agreement, the Security Documents and the transactions contemplated hereby and thereby;

(iii)	copies, certified as true and complete by an officer of each Security Party, of the articles or certificate of incorporation and by-laws (or the equivalent thereof) of each thereof.,

(iv)	good standing certificates or the equivalent thereof with respect to each Security Party issued by the appropriate authorities of the respective jurisdiction of incorporation of such parties; and

(v)
on the Date of Issuance, a certificate from an officer or director of each Security Party stating that the representations and warranties (updated mutatis mutandis to such date) stated Section 3 of this Agreement are true and correct as if made on that date;

(b)            the Account Party shall have duly executed and delivered the following documents:
(i) this Agreement;

(ii) the Assignment of MOA, Shipbuilding Contract and Refund Guarantee; and
(iii) the Assignment Notices relating to (ii) above;
(c)            the Guarantor shall have duly executed and delivered the following documents:
(i) the Consent and Agreement to this Agreement;
(ii) the Guaranty; and

(iii) the Pledge Agreement;

(d) the Account Party shall have delivered to the L/C Provider a copy of each of the MOA, the Shipbuilding Contract and any assignment documents relating to the Shipbuilding Contract, each in form and substance satisfactory to the L/C Provider;

(e) the L/C Provider shall have received payment in full of all fees and expenses (including legal fees) due to the L/C Provider on the date thereof including, without limitation, all fees and expenses due under Section 2.3;

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(f) [Intentionally Omitted];

(g) the L/C Provider shall be satisfied that no Security Party is subject to any Environmental Claim which could have a material adverse effect on the business, assets or results of operations of either thereof;

(h) the L/C Provider shall be satisfied that no Default or Event of Default has occurred and is continuing;

(i) the L/C Provider shall be satisfied that no Security Party is in default under or with respect to any of its respective obligations under any Transaction Document or other agreement which has or is reasonably likely to have a Material Adverse Effect;

(j) the L/C Provider shall have received, together with a Compliance Certificate from the Guarantor, a complete copy of the audited consolidated financial report of the Guarantor for the year ending December 31, 2007, which shall include at least the balance sheet of such corporation as of the end of such year and the related statements of income, cash flow and retained earnings for such year all in reasonable detail, certified by an Acceptable Accounting Firm, together with their opinion (containing no qualifications which the L/C Provider deems material);

(k) the Account Party shall have provided such evidence as the L/C Provider may require documenting the current legal and beneficial ownership of the shares of the Account Party and the legal ownership of the shares of the Guarantor; and

(1) the L/C Provider shall have received opinions from (i) Harney, Westwood & Riegels, counsel to the Account Party on matters of British Virgin Islands and (ii) Seward & Kissel LLP, special counsel to the L/C Provider, in each case in such form and substance as the L/C Provider may require, as well as such other legal opinions as the L/C Provider shall have required as to all or any matters under the laws of the United States of America, the State of New York, the Republic of Liberia and the British Virgin Islands covering the representations and conditions which are the subjects of Sections 3 and 4 hereto.

5.           PAYMENTS

 5.1 Place of Payments, No Set Off. (a) All payments to be made hereunder by the Account Party shall be made on the due dates of such payments to the L/C Provider at its office located at 230 Park Avenue New York, NY 10169, USA or to such other place as the L/C Provider may direct, for the account of the L/C Provider, without set-off or counterclaim and free from, clear of and without deduction for, any Taxes, provided, however, that if the Account Party shall at any time be compelled by law to withhold or deduct any Taxes from any amounts payable to the L/C Provider hereunder, then, subject to Section 5.2, the Account Party shall pay such additional amounts in Dollars as may be necessary in order that the net amounts received after withholding or deduction shall equal the amounts which would have been received if such withholding or deduction were not required and, in the event any withholding or deduction is made, whether for Taxes or otherwise, the Account Party shall promptly send to the L/C Provider such documentary evidence with respect to such withholding or deduction as may be required from time to time by the L/C Provider. Notwithstanding the preceding sentence, the Account Party

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shall not be required to pay additional amounts or otherwise indemnify the L/C Provider for or on account of:

(i) Taxes based on or measured by the overall net income of the L/C Provider or Taxes in the nature of franchise taxes or taxes for the privilege of doing business imposed by any jurisdiction or any political subdivision or taxing authority therein unless such are imposed as a result of the activities of the Account Party within the relevant taxing jurisdiction;

(ii)
Taxes imposed by any jurisdiction or any political subdivision or taxing authority therein on the L/C Provider that would not have been imposed but for the L/C Provider's being organized in or conducting business in or maintaining a place of business in the relevant taxing jurisdiction, or engaging in activities or transactions in the relevant taxing jurisdiction that are unrelated to the transactions contemplated by the Transaction Documents, but only to the extent such Taxes are not imposed as a result of the activities of the Account Party within the relevant taxing jurisdiction or the jurisdiction of the Account Party under the laws of the taxing jurisdiction;

(iii)
Taxes imposed on or with respect to the L/C Provider as a result of a transfer, sale, assignment, or other disposition by the L/C Provider of any interest in any Transaction Document or the Vessel (other than a transfer pursuant to an exercise of remedies upon an Event of Default);or

(iv)
Taxes imposed on the L/C Provider that would not have been imposed but for any failure of the L/C Provider to comply with any return filing requirement or any certification, information, documentation, reporting or other similar requirement known to the L/C Provider, if such compliance is required to obtain or establish relief or exemption from or reduction in such Taxes.

(b) In the event that the Account Party has actual knowledge that the Account Party is required to, or there arises in the Account Party's reasonable opinion a substantial likelihood that the Account Party will be required to, pay an additional amount or otherwise indemnify the L/C Provider for or on account of any Tax pursuant to Section 5.1(a), the Account Party will promptly notify the L/C Provider of the nature of such Tax, and shall furnish such information to the L/C Provider with respect to such Tax, as the L/C Provider may reasonably request. In the event of any knowledge or opinion of the Account Party described in the preceding sentence, the Account Party and the L/C Provider shall consult in good faith to determine what may be required to avoid or reduce such Tax, and each shall use reasonable efforts to avoid or reduce such Tax (so long as such efforts do not, in the reasonable opinion of the L/C Provider, result in any cost to the L/C Provider or any modification of the terms or payment or repayment of the Payment Obligations).

5.2 Tax Credits. If the L/C Provider obtains the benefit of a credit against its liability for Taxes imposed by any taxing authority for all or part of the Taxes as to which the Account Party has paid additional amounts as aforesaid then the L/C Provider shall reimburse the Account Party for the amount of the credit so obtained. The L/C Provider shall use reasonable efforts to file

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such tax returns as are necessary to obtain any such credit. In connection therewith, the L/C Provider may consult with their legal advisers, all fees and expenses of which shall be for the account of the Account Party.

 5.3 Right of Setoff. In addition to any rights now or hereafter granted under applicable law or otherwise, and not by way of limitation of any such rights, upon the occurrence and during the continuance of an Event of Default, the L/C Provider is hereby authorized at any time or from time to time, without presentment, demand, protest or other notice of any kind to the Account Party or to any other Person, any such notice being hereby expressly waived, to set off and to appropriate and apply any and all deposits (general or special) and any other Indebtedness at any time held or owing by the L/C Provider (including, without limitation, by branches and agencies of the L/C Provider wherever located) to or for the credit or the account of the Account Party but in any event excluding assets held in trust for any such Person against and on account of the obligations and liabilities of such Account Party, as applicable, to the L/C Provider under this Agreement or under any of the other Transaction Documents, including, without limitation, all claims of any nature or description arising out of or connected with this Agreement or any other Transaction Document, irrespective of whether or not the L/C Provider shall have made any demand hereunder and although said obligations, liabilities or claims, or any of them, shall be contingent or unmatured.

6.            EVENTS OF DEFAULT

6.1            In the event that any of the following events shall occur and be continuing:

(a) Repayments. Any payment due under Section 2.2 is not paid on the due date; or

(b) Other Payments. Any fees or other amount becoming payable to the L/C Provider under this Agreement (other than any payment due under Section 2.2) or under any of the Transaction Documents or under any of them is not paid on the due date or within three (3) Banking Days after the date of demand (as the case may be); or

(c) Representations, etc. Any representation, warranty or other statement made by any Security Party in this Agreement or in any of the Transaction Documents to which it is a party or in any other instrument, document or other agreement delivered in connection herewith or therewith proves to have been untrue or misleading in any material respect as at the date as of which it was made or delivered; or

(d) Impossibility, Illegality. It becomes impossible or unlawful for any Security Party to fulfill any of the covenants and obligations contained herein or in any of the Transaction Documents to which it is a party or for the L/C Provider to exercise any of the rights vested in any of them hereunder or under any of the Transaction Documents and such impossibility or illegality, in the reasonable opinion of the L/C Provider, will have a material adverse effect on their rights hereunder or under any of the Transaction Documents or on their right to enforce any thereof;

(e) Covenants. Any Security Party defaults in the performance of any term, covenant or agreement contained in this Agreement or in any other Transaction Documents to which they are a party or in any of them, or in any other instrument, document or other agreement delivered in connection herewith or therewith, or there occurs any other event which
(a)

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constitutes a default under this Agreement or any of other Transaction Documents, in each case other than an Event of Default referred to elsewhere in this Section 6.1, and such default, in the reasonable opinion of the L/C Provider, could have a material adverse effect on their rights hereunder or under any of the other Transaction Documents or on their right to enforce any thereof and continues unremedied for a period of thirty (30) days; or

(f) Indebtedness. Any Security Party or any Subsidiary or Affiliate thereof shall default in the payment when due (subject to any applicable grace period), whether by acceleration or otherwise, of any Indebtedness having an outstanding principal amount of $1,000,000 or more or any party becomes entitled to enforce the security for any such Indebtedness and such party shall take steps to enforce the same, unless such default or enforcement is being contested in good faith and by appropriate proceedings or other acts and such Security Party or such Subsidiary or Affiliate thereof, as the case may be, shall set aside on its books adequate reserves with respect thereto, and so long as such default or enforcement shall not subject the Vessel to material risk of forfeiture or loss; or
(g) Change in Control Ownership. A Change in Control shall occur; or

(h) Default under the Transaction Documents. There is an event of default under any of the Transaction Documents which shall have occurred and be continuing; or

(i) Bankruptcy. Any Security Party commences any proceeding relating to any substantial portion of its property under any reorganization, arrangement or readjustment of debt, dissolution, winding up, adjustment, composition, bankruptcy or liquidation law or statute of any jurisdiction, whether now or hereafter in effect ("Proceeding"), or there is commenced against any Security Party any Proceeding and such Proceeding remains undismissed or unstayed for a period of thirty (30) days; or any receiver, trustee, liquidator or sequestrator of, or for, a Security Party or any substantial portion of the property of any thereof is appointed and is not discharged within a period of thirty (30) days; or any Security Party by any act indicates consent to or approval of or acquiescence in any Proceeding or to the appointment of any receiver, trustee, liquidator or sequestrator of, or for, itself or any substantial portion of its property; or

(j) Sale of Assets. Any Security Party ceases, or threatens to cease, its operations or sells or otherwise disposes of, or threatens to sell or otherwise dispose of, all or substantially all of its assets or all or substantially all of its assets are seized or otherwise appropriated; or

(k) Judgments. One or more judgments for the payment of money in an aggregate amount in excess of $1,000,000 and not covered by insurance shall be rendered against any Security Party and the same shall remain undischarged for a period of thirty (30) consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of a Security Party to enforce any such judgment; or

(1)            [Intentionally Omitted.]; or

(m) Inability to Pay Debts. Any Security Party is unable to pay or admits its inability to pay its debts as they fall due or if a moratorium shall be declared in respect of any Indebtedness thereof; or

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(n) Financial Position. Any change in the financial position of any Security Party which, in the reasonable opinion of the L/C Provider, is likely to have a material adverse effect on the ability of such Security Party to perform its material obligations under this Agreement or the other Transaction Documents to which it is a party; or

(o) MOA and Shipbuilding Contract. An event of default on the part of the Account Party has occurred and is continuing under the MOA or event of default on the part of the Account Party or the Seller, as the case may be, has occurred and is continuing under the Shipbuilding Contract;

then the L/C Provider's obligation to issue the Letter of Credit shall cease and the L/C Provider shall, by notice to the Account Party, (i) direct the Account Party to pay to itself, and the Account Party shall immediately pay into such account as the L/C Provider shall direct, an amount equal to all L/C Amount less the value of any cash collateral previously provided to the L/C Provider hereunder, to be kept as collateral for the Account Party's obligations in respect of the Letter of Credit until the L/C Provider's obligations in respect of the Letter of Credit are canceled and all of the Payment Obligations of the Account Party are repaid, and declare all sums payable by the Account Party hereunder due and payable whereupon the same shall forthwith be due and payable without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived, and (ii) pay or prepay all other amounts owing under or in connection with this Agreement and the Security Documents; provided that upon the happening of an event specified in sub-section (i) or (m) of this Section 6.1, the Payment Obligations, accrued interest and any other sums payable hereunder shall be immediately due and payable without presentment, demand, protest, declaration or other notice to the Account Party. In any such event, the L/C Provider may (i) proceed to protect and enforce its rights by action at law, suit in equity or in admiralty or other appropriate proceeding, whether for specific performance of any covenant contained in this Agreement or in any of the Security Documents, or to enforce any other legal or equitable right, or (ii) proceed to take any action authorized or permitted under the terms of any of the Security Documents or by applicable laws for the collection of all sums due, including, without limitation, the right to appropriate and hold or apply (directly, by way of set-off or otherwise) to the payment of the obligations of the Account Party and/or under any of the Security Documents (whether or not then due) all moneys and other amounts of the Account Party, then or thereafter in possession of the L/C Provider, inclusive of the balance of any deposit account (demand or time, matured or unmatured) of the Account Party, then or thereafter with the L/C Provider.

 6.2 Indemnification. The Account Party agrees to, and shall, indemnify and hold harmless the L/C Provider against any loss or costs or expenses (including legal fees and expenses) which the L/C Provider sustains or incurs as a consequence of any default in payment of the Payment Obligations or interest accrued thereon or any other amount payable hereunder or under the Security Documents (other than costs and expenses caused by the gross negligence or willful misconduct of the L/C Provider). The L/C Provider's certification of such costs and expenses shall, absent any manifest error, be conclusive and binding on the Account Party.

 6.3 Application of Moneys. Except as otherwise provided in any Security Document, all moneys received by the L/C Provider under or pursuant to this Agreement or any of the Security Documents after the happening of any Event of Default (unless cured to the satisfaction of the L/C Provider) shall be applied by the L/C Provider in the following manner:

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(i) first, in or towards the payment or reimbursement of any expenses or liabilities incurred by the L/C Provider in connection with the ascertainment, protection or enforcement of their rights and remedies hereunder and under any of the Security Documents;

(ii)	secondly, in or towards the payment of all fees payable by the Account Party under Section 2.3;

(iii)	thirdly, in or towards payment of any interest owing in respect of the Payment Obligations;

(iv) fourthly, in or towards payment of any Payment Obligations;

(v)
fifthly, in or towards payment of all sums which may be owing to the L/C Provider or into the Collateral Account for amounts which the L/C Provider, in its sole discretion deems necessary to secure against future claims under the Letter of Credit;

(vi)	sixthly, in or towards payment of all other sums which may be owing to the L/C Provider under this Agreement or under any of the other Transaction Documents;

(vii)
seventhly, in or towards payments of any amounts then owed under any Interest Rate Agreement, including but not limited to, any costs associated with unwinding any Interest Rate Agreement, on a pari passu basis; and

(viii)	eighthly, the surplus (if any) shall be paid to the Account Party or to whomsoever else may be entitled thereto.

7.           COVENANTS

 7.1 Affirmative Covenants. The Account Party hereby covenants and undertakes with the L/C Provider that, from the date hereof and until this Agreement and all obligations hereunder and under any Security Document have been terminated by the parties, that the Account Party shall, and shall cause each other Security Party to:

(a)             Financial Statements. furnish to the L/C Provider:

(i) as soon as available but not later than ninety (90) days after the end of each fiscal year of the Account Party, complete copies of the financial reports of the Account Party, all in reasonable detail, which shall include at least the balance sheet of the Account Party as of the end of such year and the related statements of income and sources and uses of funds for such year, all in reasonable detail, unaudited, but certified to be true and complete by a Financial Officer of the Guarantor;

(ii) as soon as available but not less than forty-five (45) days after the end of each of the first three quarters of each fiscal year of the Account Party, a quarterly interim balance sheet of the Account Party and the related profit

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and loss statements and sources and uses of funds, all in reasonable detail, unaudited, but certified to be true and complete by a Financial Officer of the Guarantor;

(iii)
within 150 days after the end of each fiscal year of the Guarantor, its audited consolidated balance sheet and related statements of operations, shareholders' equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, along with a listing of all of its obligations, all reported on by an Acceptable Accounting Firm (without a "going concern" or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects its financial condition and results of operations in accordance with GAAP consistently applied;

(iv)
within 75 days after the end of each of the first three fiscal quarters of each fiscal year of the Guarantor, its consolidated balance sheet and related statements of operations, shareholders' equity and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, along with a listing of all of its obligations, all certified by one of its Financial Officers as presenting fairly in all material respects its financial condition and results of operations of, together with its consolidated Subsidiaries, on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;

(v)
concurrently with any delivery of financial statements under clauses (i), (ii), (iii) or (iv) above, a Compliance Certificate (i) certifying that each Security Party during such period has observed or performed all of its covenants and other agreements, and satisfied every condition contained in this Agreement and the other Transaction Documents to be observed, performed or satisfied by it, that the representations and warranties in this Agreement are true and correct as of the date of the certificate, other than such representations and warranties that relate to a specific date, and that no Default or Event of Default has occurred and is continuing, except as specified in such certificate, and (ii) setting forth reasonably detailed calculations demonstrating compliance with Section 7.3 stating whether any change in GAAP or in the application thereof has occurred since the date of the audited financial statements dated December 31, 2007 and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate;

(vi)
concurrently with any delivery of financial statements under this Section 7.1(a) above, a certificate of the accounting firm that reported on such financial statements stating whether they obtained knowledge during the course of their examination of such financial statements of any Default or

(iii)

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(i) (ii)
Event of Default (which certificate may be limited to the extent required by accounting rules or guidelines); and

promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of any Security Party, or compliance with the terms of this Agreement, as the L/C Provider may reasonably request.

(b) Performance of Agreements. duly perform and observe, and procure the observance and performance by all other parties thereto (other than the L/C Provider) of, the terms of this Agreement and each of the Transaction Documents and cause the Vessel to be constructed in accordance with the terms of the MOA and the Shipbuilding Contract;

(c) Obtain Consents. , without prejudice to Section 3.1 and this Section 7.1, obtain every consent and do all other acts and things which may from time to time be necessary or advisable for the continued due performance of all of such Security Party's obligations under this Agreement and each of the Transaction Documents to which it is a party;

(d)Notices of Material Events. furnish to the L/C Provider prompt written notice of the following:

the occurrence of any Default or Event of Default;

the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting a Security Party or any Affiliate thereof that, if adversely determined, could reasonably be expected to result in a Material Adverse Effect;

(iii)	the occurrence of any event of default under the MOA or the Shipbuilding Contract; and

(iv)	any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer or other executive officer of the relevant Security Party setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

(e) Existence; Conduct of Business. (other than the Guarantor) do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges and franchises material to the conduct of its business; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 7.2(c);

(f) Existence of Guarantor. the Guarantor will do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence, including its listing on the American Stock Exchange, and the rights, licenses, permits, privileges and

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franchises material to the conduct of its business; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 7.2(c);

(g) Payment of Obligations. pay its obligations, including Tax liabilities, that, if not paid, could result in a Material Adverse Effect before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) such Account Party has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (c) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect;

(h) Books and Records; Inspection Rights. keep proper books of record and account in which full, true and correct entries are generally made of all dealings and transactions in relation to its business and activities; permit any representatives designated by the L/C Provider, upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested, but not to unreasonably interfere with the conduct of the its business;

(i) Compliance with Laws. comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect;

(j) Vessel. cause the Vessel to be constructed in accordance with the MOA and the Shipbuilding Contract heretofore submitted to the L/C Provider, subject to such changes and change orders that may be agreed to between the Account Party, the Seller and the Beneficiary;

(k) Maintenance of Office. maintain its principal place of business at Palm Grove House, Road Town, Tortola, British Virgin Islands with respect to the Account Party and at 3'd Floor Par La Ville Place, 14 Par La Ville Road, Hamilton HM 11, Bermuda with respect to the Guarantor or at such other place as such Security Party shall designate upon written notice to the L/C Provider, where notices, presentations and demands to or upon such Security Party in respect of the Transaction Documents may be given or made;

(1) Maintenance of Property; Insurance. keep all property useful and necessary in its business in good working order and condition; and maintain fire and other risk insurance, public liability insurance, and such other insurance as the L/C Provider may reasonably require with respect to such Security Party's properties and operations, in form, amounts (including limits on the amount of any deductibles), coverages and with insurance companies reasonably acceptable to the L/C Provider.

(m) Insurance Reports. furnish to the L/C Provider, upon request of the L/C Provider, reports on each existing insurance policy showing such information as the L/C Provider may reasonably request, including without limitation the following: (a) the name of the insurer; (b) the risks insured; (c) the amount of the policy; (d) the properties insured; (e) the then current property values on the basis of which insurance has been obtained, and the manner of determining those values; and (f) the expiration date of the policy; in addition, upon request of the L/C Provider, the Account Party will have an independent appraiser satisfactory to the L/C Provider determine, as applicable, the actual cash value or replacement cost of the Vessel;

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(n) Operations. substantially maintain its present executive and management personnel and conduct its business affairs in a reasonable and prudent manner and in accordance with sound business practices of similarly situated companies;

(o) Approvals. give all such notices to, and take all such other actions with respect to, such Governmental Authority as may be required in order to comply with all applicable Requirements of Law in the use and operation of the Vessel, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect;

(p) Environmental Matters. promptly upon the occurrence of any of the following conditions, provide to the L/C Provider a statement of an officer thereof having actual knowledge of any such condition, specifying in detail the nature of such condition and its proposed response or the response of its Environmental Affiliates: (a) the receipt by any Security Party or any Environmental Affiliates of such Security Party of any written communication whatsoever that alleges that such person is not in compliance with any applicable Environmental Law or Environmental Approval, if such noncompliance could reasonably be expected to have a Material Adverse Effect, (b) knowledge by it that there exists any Environmental Claim pending or threatened against any Security Party or any Environmental Affiliate thereof, which could reasonably be expected to have a Material Adverse Effect, or (c) any release, emission, discharge or disposal of any material that could form the basis of any Environmental Claim against a Security Party or any Environmental Affiliate thereof, if such Environmental Claim could reasonably be expected to have a Material Adverse Effect; and upon the written request by the L/C Provider, it will submit to the L/C Provider at reasonable intervals, a report providing an update of the status of any issue or claim identified in any notice or certificate required pursuant to this subsection;

(q) Compliance with the MOA and the Shipbuilding Contract. comply in all material respects with the provisions of the MOA and the Shipbuilding Contract (to the extent not inconsistent with this Agreement or any other Transaction Document); and

(r) Use of Letter of Credit. use the Letter of Credit only to support the financing of the construction of the Vessel.

7.2 Negative Covenants. The Account Party covenants and undertakes with the L/C Provider that, from the date hereof and until this Agreement and all obligations hereunder and under any Security Document have been terminated by the parties, that the Account Party shall not:

(a) Indebtedness. create, incur, assume or permit to exist any Indebtedness, except the obligations of the Account Party under this Agreement and the Transaction Documents;

(b) Liens. create, incur, assume or permit to exist any Lien on any collateral the subject of the Security Documents (or as set forth in Section 7.2(h) with respect to its other assets and properties), except Permitted Encumbrances;

(c) Fundamental Changes; Acquisitions.

(i), and shall procure that no other Security Party shall, unless the L/C
Provider has consented thereto in writing, merge into or consolidate with

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any other Person, or permit any other Person to merge into or consolidate with it, or sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) any substantial part of its assets (whether now owned or hereafter acquired), or recapitalize or liquidate or dissolve;

(ii)
, and shall procure that no other Security Party shall, engage to any material extent in any business other than businesses of the type conducted by it on the date of execution of this Agreement and businesses reasonably related thereto;

(iii) make any Acquisition;

(iv)
, and shall procure that no other Security Party shall, change its principal place of business or its company name unless it shall have (a) given the L/C Provider at least thirty (30) days' advance written notice of such change, and (b) filed in all necessary jurisdictions such documents as may be necessary to continue without impairment or interruption the perfection and priority of the liens on the collateral in favor of the L/C Provider pursuant to the Security Documents; and

(v)	, and shall procure that no other Security Party shall, change its fiscal year from that set forth in Section 3.1(i) hereof.,

(d) [Intentionally deleted.]

(e) Capital Expenditures. make any investment or material capital expenditures;

(f) Transactions with Affiliates. sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except in the ordinary course of business at prices and on terms and conditions not less favorable to the Account Party than could be obtained on an arm's-length basis from unrelated third parties;

(g) Negative Pledge. create, incur, assume or permit to exist any Lien on any of its assets or properties other than those permitted in Section 7.2(b) hereof;

(h) Limitation on Sale of Assets. other than in the ordinary course of business, without the prior written consent of the L/C Provider, sell, lease, assign, transfer or otherwise dispose of, or give options to purchase (a) any stock or other equity interests in the Account Party or (b) any of its other assets (including, without limitation, receivables and leasehold interests but excluding obsolete or worn out property) whether now owned or hereafter acquired, and whether or not leased back;

(i) Sale and Leaseback. enter into any agreement, directly or indirectly, for the sale or transfer of any of its property now owned, or hereafter acquired;

7.3Financial Covenants. The Guarantor hereby covenants and undertakes with the L/C
Provider that, from the date hereof and until this Agreement and all obligations hereunder and

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under any Security Document have been terminated by the parties, it will, as measured at the end of each calendar quarter,:

(a) Minimum Working Capital. ensure that its current assets exceed its current liabilities (excluding the portion of long term debt), all as determined in accordance with GAAP;

(b) Minimum Value Adjusted Equity Ratio. maintain a minimum Value Adjusted Equity Ratio of at least thirty percent (30%);

(c) Minimum Value Adjusted Equity. maintain a minimum Value Adjusted Equity of $50,000,000; and

(d) Cash and Cash Equivalents. ensure that it has Cash and Cash Equivalents equal to the greater of (i) $15,000,000 or (ii) six percent (6%) of its long term debt;

 7.4 Guarantor Dividend Restriction. The Guarantor hereby covenants and undertakes with the L/C Provider that, from the date hereof and until this Agreement and all obligations hereunder and under any Security Document have been terminated by the parties, it will not declare or make, or agree to pay or make, directly or indirectly, any dividends or distributions totaling over US$15,000,000 per calendar year, provided further that the Guarantor shall not declare or make, or agree to pay or make, directly or indirectly, any dividends or distributions unless (i) no Default or Event of Default has occurred and is continuing and (ii) the payment of such dividends or distributions would not result in a Default or Event of Default.

8.            CURRENCY INDEMNITY

 8.1 Currency Conversion. If for the purpose of obtaining or enforcing a judgment in any court in any country it becomes necessary to convert into any other currency (the "judgment currency") an amount due in Dollars under this Agreement or any of the Security Documents then the conversion shall be made, in the discretion of the L/C Provider, at the rate of exchange prevailing either on the date of default or on the day before the day on which the judgment is given or the order for enforcement is made, as the case may be (the "conversion date"), provided that the L/C Provider shall not be entitled to recover under this clause any amount in the judgment currency which exceeds at the conversion date the amount in Dollars due under this Agreement and/or any of the Security Documents.

 8.2 Change in Exchange Rate. If there is a change in the rate of exchange prevailing between the conversion date and the date of actual payment of the amount due, the Account Party shall pay such additional amounts (if any, but in any event not a lesser amount) as may be necessary to ensure that the amount paid in the judgment currency when converted at the rate of exchange prevailing on the date of payment will produce the amount then due under this Agreement and/or any of the Security Documents in Dollars; any excess over the amount due received or collected by the L/C Provider shall be remitted to the Account Party.

 8.3 Additional Debt Due. Any amount due from the Account Party under Section 8.2 shall be due as a separate debt and shall not be affected by judgment being obtained for any other sums due under or in respect of this Agreement and/or any other Transaction Document.

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 8.4 Rate of Exchange. The term "rate of exchange" in this Section 8 means the rate at which the L/C Provider in accordance with its normal practices is able on the relevant date to purchase Dollars with the judgment currency and includes any premium and costs of exchange payable in connection with such purchase.

9. EXPENSES

 9.1 Expenses. The Account Party agrees, whether or not the transactions hereby contemplated are consummated, on demand to pay, or reimburse the L/C Provider for its payment of, the reasonable expenses of the L/C Provider incident to said transactions (and in connection with any supplements, amendments, waivers or consents relating thereto or incurred in connection with the enforcement or defense of the L/C Provider's rights or remedies with respect thereto or in the preservation of the L/C Provider's priorities under the documentation executed and delivered in connection therewith) including, without limitation, all reasonable costs and expenses of preparation, negotiation, execution and administration of this Agreement and the documents referred to herein, the reasonable fees and disbursements of the L/C Provider's counsel in connection therewith as well as the reasonable fees and expenses of any independent appraisers, surveyors, engineers and other consultants retained by the L/C Provider in connection with this transaction, all costs and expenses, if any, in connection with the enforcement of this Agreement and the Security Documents and stamp and other similar taxes, if any, incident to the execution and delivery of the documents herein contemplated and to hold the L/C Provider free and harmless in connection with any liability arising from the nonpayment of any such stamp or other similar taxes. Such taxes and, if any, interest and penalties related thereto as may become payable after the date here of shall be paid immediately by the Account Party to the L/C Provider, as the case may be, when liability therefor is no longer contested by such party or parties or reimbursed immediately by the Account Party to such party or parties after payment thereof (if the L/C Provider, at its sole discretion, chooses to make such payment).
10. INDEMNIFICATION.

10.1 Indemnification. The Account Party and, by its execution and delivery of the Consent and Agreement set forth below, the Guarantor jointly and severally agree to indemnify the L/C Provider, its respective successors and assigns, and its respective officers, directors, employees, representatives and agents (each an "Indemnitee") from, and hold each of them harmless against, any and all losses, liabilities, claims, damages, expenses, obligations, penalties, actions, judgments, suits, costs or disbursements of any kind or nature whatsoever (including, without limitation, the fees and disbursements of counsel for such Indemnitee in connection with any investigative, administrative or judicial proceeding commenced or threatened, whether or not such Indemnitee shall be designated a party thereto) that may at any time (including, without limitation, at any time following the payment of the obligations of the Account Party hereunder) be imposed on, asserted against or incurred by, any Indemnitee as a result of, or arising out of or in any way related to or by reason of, (a) any violation by any Security Party (or the Seller or the Beneficiary with respect to the construction of the Vessel) of any applicable Environmental Law, (b) any Environmental Claim arising out of the management, use, control, ownership or operation of property or assets by any Security Party (or, after foreclosure, by the L/C Provider or any of its respective successors or assigns), (c) the breach of any representation, warranty or covenant set forth in Sections 3.1(u) or 7.1(p), (d) the Letter of Credit (including the use of the proceeds of the Letter of Credit and any claim made for any brokerage commission, fee or

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compensation from any Person), of (e) the execution, delivery, performance or non-performance of any Transaction Document, or any of the documents referred to herein or contemplated hereby (whether or not the Indemnitee is a party thereto). If and to the extent that the obligations of the Security Parties under this Section are unenforceable for any reason, the Account Party and, by its execution and delivery of the Consent and Agreement set forth below, the Guarantor jointly and severally agree to make the maximum contribution to the payment and satisfaction of such obligations which is permissible under applicable law. The obligations of the Security Parties under this Section 10.1 shall survive the termination of this Agreement and the repayment to the L/C Provider of all amounts owing thereto under or in connection herewith.
11. MISCELLANEOUS.

11.1 Time of Essence. Time is of the essence of this Agreement but no failure or delay on the part of the L/C Provider to exercise any power or right under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise by the L/C Provider of any power or right hereunder preclude any other or further exercise thereof or the exercise of any other power or right. The remedies provided herein are cumulative and are not exclusive of any remedies provided by law.

11.2 Prior Agreements, Merger. Any and all prior understandings and agreements heretofore entered into between the Security Parties on the one part, and the L/C Provider, on the other part, whether written or oral are superseded by and merged into this Agreement and the other Transaction Documents and agreements (the forms of which are exhibited hereto) to be executed and delivered in connection herewith to which the Security Parties and/or the L/C Provider are parties, which alone fully and completely express the agreements between the Security Parties and the L/C Provider.

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11.3 USA Patriot Act Notice; OFAC and Bank Secrecy Act.

(a) The L/C Provider hereby notifies the Security Parties that, pursuant to the requirements of the USA Patriot Act (the "Patriot Act"), it is required to obtain, verify and record information that identifies such party, which information includes the name and address of such party and other information that will allow the L/C Provider to identify such party in accordance with the Patriot Act. Upon the L/C Provider's request, each Security Party shall furnish such information as the L/C Provider may reasonably require to comply with any anti-money laundering requirements of any governmental authority applicable to the L/C Provider, including the German Act on the Improvement of the Suppression of Money Laundering and Combating the Financing of Terrorism of August 8, 2002 (Gesetz fiber das Aufspiiren von Gewinnen aus schweren Straftaten (Geldwaschegesetz) (the "German Anti-Money Laundering Act"). Without limiting the foregoing, upon request, each Security Party shall furnish to the L/C Provider (i) the name, date of birth, nationality, social security number or similar number and address of each individual who directly or indirectly holds an ownership interest of ten percent (10%) or more in such Security Party and of each individual who acts on behalf of such Security Party (including as an officer, director, trustee, manager, member, agent or otherwise) with respect to this Agreement or any transaction contemplated hereby, (ii) a copy of such individual's valid driver's license or passport and (iii) with respect to any other person that directly or indirectly holds ten percent (10%) or more of the ownership interests in such Security Party, the name, address, state of formation, taxpayer/employer identification or similar identification number and registered agent for service of process of such person together with a copy of its certificate of organization, formation or incorporation, as applicable.

(b) The Account Party confirms that it is the beneficiary (within the meaning of Section 8 of the German Anti-Money Laundering Act) for the credit made available to it by the L/C Provider issuing a Letter of Credit to a beneficiary. It will promptly inform the L/C Provider (by written notice) if it is not, or ceases to be, the beneficiary and will then set down in writing the name and the address of the beneficiary.

(c) Neither the Account Party nor, to the best of the Account Party's knowledge (after due inquiry and investigation), any persons or entities holding any legal or beneficial interest whatsoever in the Account Party (whether directly or indirectly), (a) are named on any list of persons, entities, and governments issued by the Office of Foreign Assets Control of the United States Department of the Treasury ("OFAC") pursuant to Executive Order 13224 - Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism, as in effect on the date hereof, or any similar list issued by OFAC or any other department or agency of the United States of America (collectively, the "OFAC Lists"); (b) are included in, owned by, controlled by, acting for or on behalf of, providing assistance, support, sponsorship, or services of any kind to, or otherwise associated with any of the persons or entities referred to or described in the OFAC Lists; or (c) have conducted business with or engaged in any transaction with any person or entity named on any of the OFAC Lists or any person or entity included in, owned by, controlled by, acting for or on behalf of, providing assistance, support, sponsorship, or services of any kind to, or otherwise associated with any of the persons or entities referred to or described in the OFAC Lists.

(d) Each Security Party hereby covenants and agrees that such Security Party, its affiliates and subsidiaries, and any persons or entities holding any legal or beneficial interest

(a)

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whatsoever therein (whether directly or indirectly), will not knowingly conduct business with or engage in any transaction with any person or entity named on any of the OFAC Lists or any person or entity included in, owned by, controlled by, acting for or on behalf of, providing assistance, support, sponsorship, or services of any kind to, or otherwise associated with any of the persons or entities referred to or described in the OFAC Lists.

(e) Each Security Party hereby covenants and agrees that it will comply at all times with the requirements of all Anti-Terrorism Laws. As used herein, "Anti-Terrorism Laws" means any laws relating to terrorism or money laundering, including Executive Order 13224; the International Emergency Economic Powers Act, 50 U.S.C. Sections 1701-06; the United and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. 107-56 (a/k/a the USA Patriot Act); the Iraqi Sanctions Act, Pub. L. 101-513, 104 Stat. 2047-55; the United Nations Participation Act, 22 U.S.C. Section 287c; the Antiterrorism and Effective Death Penalty Act, (enacting 8 U.S.C. Section 219, 18 U.S.C. Section 2332d, and 18 U.S.C. Section 2339b); the International Security and Development Cooperation Act, 22 U.S.C. Section 2349 as-9; the Terrorism Sanctions Regulations, 31 C.F.R. Part 595; the Terrorism List Governments Sanctions Regulations, 31 C.F.R. Part 596; and the Foreign Terrorist Organizations Sanctions Regulations, 31 C.F.R. Part 597 and any similar laws or regulations currently in force or hereafter enacted.

(f) Each Security Party hereby covenants and agrees that if such Security Party obtains actual knowledge or receives any written notice that any Security Party, any affiliate, subsidiary or any person or entity holding any legal or beneficial interest whatsoever therein (whether directly or indirectly), is named on any of the OFAC Lists (such occurrence, an "OFAC Violation"), such Security Party will immediately (i) give written notice to the L/C Provider of such OFAC Violation, and (ii) comply with all applicable laws with respect to such OFAC Violation (regardless of whether the party included on any of the OFAC Lists is located within the jurisdiction of the United States of America), including the Anti-Terrorism Laws, and Account Party hereby authorizes and consents to the L/C Provider's taking any and all the L/C Provider deems necessary, in its sole discretion, to comply with all applicable laws with respect to any such OFAC Violation, including the requirements of the Anti-Terrorism Laws (including the "freezing" and/or "blocking" of assets).

(g) Upon the L/C Provider's request from time to time during the term of this Agreement, each Security Party agrees to deliver a certification confirming its compliance with the covenants set forth in this Section 11.3.

11.4 Further Assurances. Each Security Party agrees that if this Agreement or any Transaction Document shall, in the reasonable opinion of the L/C Provider, at any time be deemed by the L/C Provider for any reason insufficient in whole or in part to carry out the true intent and spirit hereof or thereof, it shall execute or cause to be executed such other documents or deliver or cause to be delivered such further assurances as in the opinion of the L/C Provider may be required in order to more effectively accomplish the purposes of this Agreement or any other Transaction Document.

11.5 Remedies Cumulative and Not Exclusive; No Waiver. Each and every right, power and remedy herein given to the L/C Provider shall be cumulative and shall be in addition to every other right, power and remedy of the L/C Provider now or hereafter existing at law, in equity or

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by statute, and each and every right, power and remedy, whether herein given or otherwise existing, may be exercised from time to time, in whole or in part, and as often and in such order as may be deemed expedient by the L/C Provider, and the exercise or the beginning of the exercise of any right, power or remedy shall not be construed to be a waiver of the right to exercise at the same time or thereafter any other right, power or remedy. No failure, delay or omission by the L/C Provider in the exercise of any right or power or in the pursuance of any remedy accruing upon any breach or default by any Security Party shall impair any such right, power or remedy or be construed to be a waiver of any such right, power or remedy or to be an acquiescence therein; nor shall the acceptance by the L/C Provider of any security or of any payment of or on account of any of the amounts due from any Security Party to the L/C Provider and maturing after any breach or default or of any payment on account of any past breach or default be construed to be a waiver of any right with respect to any future breach or default or of any past breach or default not completely cured thereby. In addition to the rights and remedies granted to it in this Agreement and in any other instrument or agreement securing, evidencing or relating to any of the Security Parties' obligations hereunder, the L/C Provider shall have rights and remedies of a secured party under the UCC.

11.6 Successors and Assigns. This Agreement and all obligations of the each Security Party hereunder shall be binding upon the successors and assigns of each such Security Party and shall, together with the rights and remedies of the L/C Provider hereunder, inure to the benefit of the L/C Provider, its respective successors and assigns.

11.7 Waiver; Amendment. None of the terms and conditions of this Agreement may be changed, waived, modified or varied in any manner whatsoever unless in writing duly signed by the Account Party and the L/C Provider.

11.8 Invalidity. If any provision of this Agreement shall at any time, for any reason, be declared invalid, void or otherwise inoperative by a court of competent jurisdiction, such declaration or decision shall not affect the validity of any other provision or provisions of this Agreement, or the validity of this Agreement as a whole and, to the fullest extent permitted by law, the other provisions hereof shall remain in full force and effect in such jurisdiction and shall be liberally construed in favor of the L/C Provider in order to carry out the intentions of the parties hereto as nearly as may be possible. The invalidity and unenforceability of any provision hereof in any jurisdiction shall not affect the validity or enforceability of such provision in any other jurisdiction.

11.9 Notices. All notices, requests, demands and other communications to any party hereunder shall be in writing (including prepaid overnight courier, facsimile transmission, electronic transmission or similar writing) and shall be given to the Account Party, the Guarantor or the L/C Provider at the address, facsimile number or email address of each set forth below or at such other address, facsimile number or email address as such party may hereafter specify for the purpose by notice to each other party hereto. Any notice sent by facsimile or electronic transmission shall be confirmed by letter dispatched as soon as practicable thereafter.

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If to the Account Party:
STRAITS OFFSHORE LTD.
Palm Grove House
Road Town
Tortola, British Virgin Islands
Facsimile No.: +1 441 295 6796 Telephone No.: +1 441 295 6875 Email: dpaterson@consolidated.bm Attention: Mrs. Deborah L. Paterson

If to the L/C Provider:
HSH NORDBANK AG, NEW YORK BRANCH 230 Park Avenue
New York, New York 10169
Facsimile No.: +1 212 407 6008
Telephone No.: +1 212 407-6160
Email: steffen.gerjets@hsh-nordbank.com Attention: Steffen Gerjets

Every notice or other communication shall, except so far as otherwise expressly provided by this Agreement, be deemed to have been received (provided that it is received prior to 2 p.m. local time; otherwise it shall be deemed to have been received on the next following Banking Day) (i) if given by facsimile or electronic transmission, on the date of dispatch thereof (provided further that if the date of dispatch is not a Banking Day in the locality of the party to whom such notice or demand is sent, it shall be deemed to have been received on the next following Banking Day in such locality) or (ii) if given by mail, prepaid overnight courier or any other means, when received at the address specified in this Section or when delivery at such address is refused.

11.10 Counterparts; Electronic Delivery. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all such counterparts together shall constitute one and the same instrument. Delivery of an executed counterpart of this Agreement by facsimile or electronic transmission shall be deemed as effective as delivery of an originally executed counterpart. In the event that any Security Party delivers an executed counterpart of this Agreement by facsimile or electronic transmission, such Security Party shall also deliver an originally executed counterpart as soon as practicable, but the failure of such Security Party to deliver an originally executed counterpart of this Agreement shall not affect the validity or effectiveness of this Agreement.

11.11 References. References herein to Clauses, Sections, Exhibits and Schedules are to be construed as references to sections of, exhibits to, and schedules to, this Agreement, unless the context otherwise requires.

11.12 Headings. In this Agreement, Section headings are inserted for convenience of reference only and shall not be taken into account in the interpretation of this Agreement.

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12. APPLICABLE LAW, JURISDICTION AND WAIVER

12.1 Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to principles of conflicts of laws thereof other than Sections 5-1401 and 5-1402 of the General Obligations Law of the State of New York.

12.2 Jurisdiction. The Account Party and, by its execution and delivery of the Consent and Agreement set forth below, the Guarantor hereby irrevocably submits to the jurisdiction of the courts of the State of New York and of the United States District Court for the Southern District of New York in any action or proceeding brought against it by the L/C Provider under this Agreement or under any document delivered hereunder. The Account Party and, by its execution and delivery of the Consent and Agreement set forth below, the Guarantor hereby irrevocably appoints CT Corporation System, with a place of business at 111 Eighth Avenue, New York, NY 10011, its attorney-in-fact and agent for service of summons or other legal process thereon, which service may be made by serving a copy of any summons or other legal process in any such action or proceeding on such agent and such agent is hereby authorized and directed to accept by and on behalf of the relevant Security Party service of summons and other legal process in any such action or proceeding against it. The service, as herein provided, of such summons or other legal process in any such action or proceeding shall be deemed personal service and accepted by the relevant Security Party as such, and shall be legal and binding upon the relevant Security Party for all the purposes of any such action or proceeding. Final judgment (a certified or exemplified copy of which shall be conclusive evidence of the fact and of the amount of any indebtedness of the Account Party to the L/C Provider) against any Security Party in any such legal action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment. Each Security Party will advise the L/C Provider promptly of any change of address for the purpose of service of process. Notwithstanding anything herein to the contrary, the L/C Provider may bring any legal action or proceeding in any other appropriate jurisdiction.

12.3 WAIVER OF IMMUNITY. TO THE EXTENT THAT THE ACCOUNT PARTY OR THE GUARANTOR HAS OR HEREAFTER MAY ACQUIRE ANY IMMUNITY FROM SUIT, JURISDICTION OF ANY COURT OR ANY LEGAL PROCESS (WHETHER THROUGH ATTACHMENT PRIOR TO JUDGMENT, ATTACHMENT IN AID OF EXECUTION, EXECUTION OF A JUDGMENT, OR FROM ANY OTHER LEGAL PROCESS OR REMEDY) WITH RESPECT TO ITSELF OR ITS PROPERTY, EACH OF THE ACCOUNT PARTY AND THE GUARANTOR HEREBY IRREVOCABLY WAIVES SUCH IMMUNITY IN RESPECT OF ITS OBLIGATIONS UNDER THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT.

12.4 WAIVER OF JURY TRIAL. IT IS MUTUALLY AGREED BY AND AMONG THE ACCOUNT PARTY, THE GUARANTOR AND THE L/C PROVIDER THAT EACH OF THEM HEREBY WAIVES TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY ANY PARTY HERETO AGAINST ANY OTHER PARTY HERETO ON ANY MATTER WHATSOEVER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT.

[Signature Page follows.]

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IN WITNESS whereof the parties hereto have caused this Agreement to be duly executed by their duly authorized representatives as of the day and year first above written.

STRAITS OFFSHORE LTD., as Amt Party
[Missing Graphic Reference]

By:*                          . *.*, -`                            Name:

ast
Title:                     Parl wa
Aflomeym4n-Fact

HSH NORDBANK AG, NEW YORK BRANCH, as L/C Provider

By:	Name:
Title:

By:	Name:
Title:

Agreement

By:	Name: Title:
IN WITNESS whereof the parties hereto have caused this Agreement to be duly executed by their duly authorized representatives as of the day and year first above written.

STRAITS OFFSHORE LTD., as Account Party

By:             Name:
Title:

HSH NORDBANK AG, NEW YORK BRANCH, as L/C Provider

By:

Name:                                              Cornelia Kirstein
Title:                                              Senior Vice President
HSH Nordbank AG. New York ilranCh
Steffen Goleta
Vice President
HSH Nordbank AG. New York Branch

Agreement

CONSENT AND AGREEMENT

The undersigned, referred to in the foregoing Letter of Credit Facility Agreement (the "Agreement") as the "Guarantor", hereby consents and agrees to said Agreement and to the documents contemplated thereby and to the provisions contained therein relating to conditions to be fulfilled and obligations to be performed by the undersigned pursuant to or in connection with said Agreement and agrees particularly to be bound by the representations, warranties and covenants relating to the undersigned contained in Sections 3 and 7 (including, without limitation, Section 7.3 and Section 7.4) of said Agreement to the same extent as if the undersigned were a party to said Agreement.

B+H OCEAN CARRIERS LTD.
By
C-D
Name:
Title:Parker S. Wise

Attomey-in-Faci

Agreement